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                              (GENESCO LETTERHEAD)

                                                                    EXHIBIT 99.1

                                                                  FINANCIAL NEWS

FINANCIAL CONTACT: JAMES S. GULMI (615) 367-8325
MEDIA CONTACT: CLAIRE S. MCCALL (615) 367-8283


                       GENESCO ANNOUNCES COMPARABLE SALES
                            FOR AUGUST AND SEPTEMBER
                       ---COMMENTS ON NEAR TERM OUTLOOK---

NASHVILLE, Tenn., Oct. 3, 2001 --- Genesco Inc. (NYSE: GCO) said today that, in view of uncertainty in the financial markets concerning the effects of the events of September 11, 2001, it is releasing comparable sales information for the first two months of its third fiscal quarter. The Company also stated that it is revising its financial outlook for fiscal 2002.

            For the two months ended September 29, 2001, overall same store sales rose 3% compared to the same period last year. Journeys' same store sales were up 11% for the period, while Jarman Retail was down 3%, Underground Station was down 4% and Johnston & Murphy was down 17%.

            For the month of August, total same store sales increased by 9%, with Journeys up 15%, the Jarman stores up 1%, Underground Station down 2% and Johnston & Murphy down 11%. For the month of September, total same store sales were down 4%, with Journeys up 4%, Jarman Retail down 7%, Underground Station down 5% and Johnston & Murphy down 22%.

            Ben T. Harris, Genesco Chairman and Chief Executive Officer, said, "Prior to the events of September 11, our overall same store sales for the quarter were up approximately 8% and Journeys was tracking up almost 15%. After that date, our businesses were negatively impacted, but as expected, Journeys continued to lead the way, registering a positive comp for the subsequent three weeks."

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GENESCO INC.

            "We remain confident that we have the right product selection for the fall season in our Journeys stores, evidenced by their strong performance prior to September 11 and the resilience of the business since that date," Harris continued. "Moreover, same store sales for the Jarman group are improved from recent periods, indicating that our turnaround efforts there are beginning to bear fruit. The performance of our Johnston & Murphy stores, however, continues to reflect considerable sensitivity to economic uncertainty and we remain focused on managing that business prudently through this difficult period."

            "Much like its performance at retail, Johnston & Murphy's wholesale business continues to be challenging, particularly as department stores become increasingly cautious in response to the events over the past few weeks. Increased caution in Dockers Footwear's customer base has caused us to assume a more conservative short-term outlook with regard to Dockers as well, and we now expect that business will be up only modestly in the third quarter versus the same period last year."

            "To a greater extent than usual, our near-term outlook obviously depends on factors beyond our control, including our customers' reactions to global developments. If current trends continue, we are likely to report sales and earnings per share closer to the lower end of our previous guidance."

            Genesco stated that it now expects fiscal 2002 sales to range from $752 million to $762 million and diluted earnings per share to range from $1.51 to $1.59. For the third quarter the Company expects sales and diluted earnings per share to range from $186 million to $189 million and $0.31 to $0.34, respectively. For the fourth quarter the Company expects sales and diluted earnings per share to range from $227 million to $234 million and $0.60 to $0.65, respectively.

            Harris concluded, "The underlying fundamentals of our business are solid. We are confident in the long-term strength of our Company and remain optimistic about our future."

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GENESCO INC.

         The Company also announced that members of management will make a presentation to The Robertson Stephens Consumer Conference at 8:00 a.m. EDT on Thursday, October 4, 2001. The presentation will be broadcast live on the internet and can be accessed through the Company's website, www.genesco.com.

         This release includes certain forward-looking statements, including all statements that do not refer to past or present events or conditions. Actual results could differ materially from those reflected by the forward-looking statements in this release and a number of factors may adversely affect future results, liquidity and capital resources. These factors include lower than expected consumer demand for the Company's products, whether caused by further weakening in the overall economy or by changes in fashions or tastes that the Company fails to anticipate or respond appropriately to, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, the inability to adjust inventory levels to sales and changes in business strategies by the Company's competitors. Any greater than expected weakness in demand or disruption in supply could have an especially pronounced effect on the Company's performance in the second half of the year, because of the importance of the Holiday selling season. Other factors that could cause results to differ from expectations include the Company's ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and the outcome of litigation and environmental matters involving the Company. The recent terrorist attacks on the United States, possible responses by the U. S. government, the effects on consumer demand, the financial markets, product supply and distribution and other conditions increase the uncertainty inherent in forward-looking statements. Forward-looking statements reflect the expectations of the Company at the time they are made, and investors should rely on them only as expressions of opinion about what may happen in the future and only at the time they are made. The Company undertakes no obligation to update any forward-looking statement.

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GENESCO INC.

            Genesco, based in Nashville, sells footwear and accessories in 831 retail stores, as of Aug. 4, 2001, in the U.S., principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Jarman and Underground Station, and on internet websites www.journeys.com and www.johnstonmurphy.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.